Exhibit 99.1

Contacts
Debra DiMaria
Chief Financial Officer
(516) 535-3681
ddimaria@proginet.com

Proginet Announces First Quarter Results,
Annual Shareholder Meeting To Take Place

Garden City, N.Y.—November 21, 2006—Proginet Corporation [OTCBB: PRGF], developer of enterprise security software, today announced financial results for the first quarter, which ended October 31, 2006. Total revenues for the quarter were $1,924,324, compared to total revenues of $2,150,465 in the equivalent period of fiscal 2005. Proginet reports a loss of $98,950 for the quarter, compared to a profit of $274,854 for the equivalent period last year. The company retains a strong cash position, at $2,338,623, and carries no debt.

"We missed our numbers for this quarter," said Kevin M. Kelly, Proginet's President and CEO, "but we anticipate making up the numbers moving forward. Several key contracts took longer than expected to come in, and our overall numbers were impacted. Enterprise software buying cycles are long, and purchasing decisions can take longer to push through, especially when it comes to larger deals. Proginet's pipeline, however, remains strong, and our fundamentals are excellent. We will continue to follow the long-term business plan and remain focused on our key stated objectives. I'm reluctant to provide guidance today, but all indications are that the second quarter will be much stronger."

Annual Shareholder Meeting
Proginet Corporation's annual shareholder meeting is being held today at the offices of Proginet Corporation, 200 Garden City Plaza, Suite 220, Garden City, NY 11530, at 5 p.m. Eastern Time. For questions regarding the annual shareholder meeting, please contact Katherine Piscopo Stein at (516) 535-3639.

FINANCIAL HIGHLIGHTS

Statement of Operations	Quarter ended October 31,
	2006	2005
New license revenue	483,861	558,072
Software maintenance fees and other	1,387,463	1,406,524
Professional services	53,000	185,869
Total revenues	$1,924,324	$2,150,465
Total operating expenses, net	2,023,274	1,875,611
Net income (loss)	$(98,950)	$274,854
Income (loss) per share	$(.01)	$.02

Balance Sheets
	Quarter ended October 31, 2006	Year ended July 31, 2006
Cash	$2,338,623	$2,501,520
Trade accounts receivable, net	408,598	599,498
Property and equipment, net	182,350	197,276
Capitalized software development cost, net	3,140,698	3,197,811
Purchased software and other intangibles, net	1,858,151	1,983,749
Other assets	62,622	73,497
Total assets	$7,991,042	$8,553,351

Accounts payable and accrued expenses	564,685	702,830
Deferred revenues	2,262,436	2,574,256
Deferred rent	163,890	161,784
Total liabilities	2,991,011	3,438,870
Total stockholders’ equity	5,000,031	5,114,481
Total liabilities and stockholders’ equity	$7,991,042	$8,553,351

About Proginet Corporation
Proginet is a developer of enterprise security software. Throughout its 20-year history, the Company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion Integration Suite (CFI)™, CyberFusion®, SecurForce™, SecurPass®, and SecurAccess™, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 23 countries and includes many Fortune 500 companies. The Company is headquartered in Garden City, NY, has offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. Visit the Company online at www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, Form SB2's and Form 8-Ks (www.sec.gov).